Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Cyto Wave Technologies, Inc., of our report dated February 21, 2013 on our audit of the financial statements of Cyto Wave Technologies, Inc. as of December 31, 2012, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on August 29, 2012 through December 31, 2012, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

February 26, 2013

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351